Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2018

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 25, 2018 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2018 results:  Revenues in the second quarter 2018 were $39.2 million, compared to $36.5 million in the comparable 2017 quarter, an increase of $2.7 million, or 7.5%.  Revenues from the Company’s Lime and Limestone Operations in the second quarter 2018 increased $2.6 million, or 7.2%, to $38.6 million from $36.0 million in the comparable 2017 quarter, while revenues from its Natural Gas Interests increased $0.1 million, or 23.9%, to $0.7 million in the second quarter 2018 from $0.6 million in the comparable 2017 quarter.  For the six months ended June 30, 2018, revenues were $74.5 million, compared to $72.7 million in the comparable 2017 period, an increase of $1.9 million, or 2.6%.  Revenues from the Company’s Lime and Limestone Operations in the first six months 2018 increased $1.8 million, or 2.5%, to $73.3 million from $71.5 million in the comparable 2017 period, while revenues from its Natural Gas Interests increased $0.1 million, or 5.8%, to $1.3 million from $1.2 million in the comparable 2017 period.

The increase in lime and limestone revenues in the second quarter 2018, as compared to the second quarter 2017, resulted from increased demand primarily from the Company’s construction and steel customers, partially offset by decreased demand from its environmental customers.    The increase in lime and limestone revenues in the first six months 2018, as compared to the first six months 2017, resulted from increased demand primarily from the Company’s steel customers, partially offset by decreased demand from its environmental customers.  Improved weather conditions in the second quarter 2018, compared to the first quarter 2018, contributed to the increased demand from the Company’s construction customers in the second quarter 2018.   Construction demand was slightly down overall for the first six months 2018, compared to the first six months 2017.  Prices realized for the Company’s lime and limestone products in the 2018 periods were slightly higher compared to the comparable 2017 periods.

Production volumes from the Company’s Natural Gas Interests in the second quarter 2018 totaled 126 thousand MCF, sold at an average price of $5.42 per MCF, compared to 142 thousand MCF, sold at an average price of $3.89 per MCF, in the comparable 2017 quarter.  Production volumes in the first six months 2018 from natural gas totaled 256 thousand MCF, sold at an average price of $4.91 per MCF, compared to 288 thousand MCF sold at an average price of $4.12 for the first six months 2017.

The Company’s gross profit was $9.6 million in the second quarter 2018, compared to $8.8 million in the second quarter 2017, an increase of $0.8 million, or 9.0%.  Gross profit in the first six months 2018 was $16.7 million, a decrease of $0.4 million, or 2.4%, from $17.1 million in the first six months 2017.

Included in gross profit in the second quarter and first six months 2018 were $9.3 million and $16.1 million, respectively, from the Company’s Lime and Limestone Operations, compared to $8.7 million and $16.7 million, respectively, in the comparable 2017 periods.  The increased gross profit for the Company’s Lime and Limestone Operations in the second quarter 2018, compared to the second quarter 2017, resulted primarily from the increased revenues discussed above.  The decreased gross profit for the Company’s Lime and Limestone Operations in the first six months 2018, compared to the first six months 2017, resulted primarily from increased stripping, fuel and transportation costs in the first six months 2018, compared to the first six months 2017.

Gross profit from the Company’s Natural Gas Interests increased to $0.3 million and $0.6 million in the second quarter and first six months 2018, respectively, compared to $0.1 million and $0.3 million in the comparable 2017 periods, respectively.  The increased gross profit from the Company’s Natural Gas Interests resulted primarily from the increased revenues discussed above.

Income tax expense was $0.8 million and $1.4 million in the second quarter and first six months 2018, respectively, compared to $1.2 million and $2.5 million in the comparable 2017 periods, respectively.  The decreases in income tax expense in the 2018 periods were primarily due to the reduction of the federal income tax rate from 35% to 21% beginning in 2018.

The Company reported net income of $6.6 million ($1.18 per share diluted) in the second quarter 2018, compared to $5.3 million ($0.94 per share diluted) in the second quarter 2017, an increase of $1.4 million, or 25.8%.  The Company reported net income of $10.9 million ($1.95 per share diluted) in the first six months 2018, compared to net income of $9.9 million ($1.77 per share diluted) in the comparable 2017 period, an increase of $1.0 million, or 10.1%.

“We are pleased to see the improved demand for our lime and limestone products in the second quarter 2018, compared to last year’s second quarter,” said Timothy W. Byrne, President and Chief Executive Officer.    “Looking ahead, new trucking regulations and intense competition for trucks and drivers will continue to pose a challenge to us in getting our lime and limestone products to customers on a timely basis.  To maintain transportation capacity, we have had to increase the rates that we pay for trucking.  We are endeavoring to pass the increased transportation costs along to our customers through increased prices on new orders, but competitive pricing pressures may limit our ability to do so, as evidenced by our recent loss of a large municipal water treatment plant account,” added Mr. Byrne.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on September  14, 2018 to shareholders of record at the close of business on August 24, 2018.

*         *         *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
INCOME STATEMENTS

Revenues
Lime and limestone operations	$38,557	$35,965	$73,271	$71,482
Natural gas interests	685	553	1,258	1,189
Total	$39,242	$36,518	$74,529	$72,671

Gross profit
Lime and limestone operations	$9,327	$8,722	$16,120	$16,742
Natural gas interests	310	116	554	334
Total	$9,637	$8,838	$16,674	$17,076
Operating profit	$7,072	$6,320	$11,608	$12,138
Interest expense	63	59	125	118
Interest and other income, net	(459)	(225)	(812)	(404)
Income tax expense	830	1,208	1,395	2,526
Net income	$6,638	$5,278	$10,900	$9,898

Income per share of common stock:
Basic	$1.19	$0.95	$1.95	$1.77
Diluted	$1.18	$0.94	$1.95	$1.77
Weighted-average shares outstanding:
Basic	5,595	5,578	5,593	5,576
Diluted	5,603	5,588	5,601	5,586
Cash dividends per share of common stock	$0.135	$0.135	$0.270	$0.270

			June 30,	December 31,
			2018	2017
BALANCE SHEETS
Assets:
Current assets			$118,084	$118,015
Property, plant and equipment, net			119,993	109,718
Other assets, net			605	713
Total assets			$238,682	$228,446
Liabilities and Stockholders’ Equity:
Current liabilities			$8,659	$9,359
Deferred tax liabilities, net			13,504	12,374
Other liabilities			1,432	1,461
Stockholders’ equity			215,087	205,252
Total liabilities and stockholders’ equity			$238,682	$228,446

- end -